UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2018
INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
3025 Highland Parkway Oak Brook, Illinois 60515 (Address of Principal Executive Offices)
(855) 377-0510 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

For the year ended December 31, 2017, InvenTrust Properties Corp. (the “Company”) has determined that on a tax basis it did not have any earnings and profits (“E&P”) attributable to operations and other non-recurring transactions, including real estate property sales. Therefore, no distributions were made during the year ended December 31, 2017 that would be taxable as ordinary income or capital gain dividends.

For U.S. federal income tax purposes, the Company’s distributions of cash and property will be treated as taxable dividends to the extent of the Company’s E&P.

The following table denotes the allocation of the Company's distributions paid in 2017 for income tax purposes only. The December 2017 distribution, with a record date of December 28, 2017 and payment date of January 5, 2018, will be reported in 2018, and not reflected in the 2017 tax allocation.

			Ordinary Income
Record Date	Payable Date	Total Distribution Per Share	Total Ordinary Dividend	Qualified Dividend (incl. in Ordinary Dividend)	Return of Capital (Non-Dividend Distributions)
12/29/2016	1/6/2017	$0.016875	$0.000000	$0.000000	$0.016875
3/31/2017	4/6/2017	$0.017375	$0.000000	$0.000000	$0.017375
6/30/2017	7/6/2017	$0.017375	$0.000000	$0.000000	$0.017375
9/30/2017	10/6/2017	$0.017375	$0.000000	$0.000000	$0.017375
		$0.069000	$0.000000	$0.000000	$0.069000

 Solely for illustration purposes, the Total Distribution Per Share of $0.069000 (or 100.00% of Company’s total distributions) would be treated as a non-taxable return of capital and will reduce the tax basis of each share of the Company common stock held.

Consult Your Tax Advisor

The information in this document represents the Company’s understanding of the U.S. federal income tax laws and regulations and does not constitute tax advice. It does not purport to be complete or to describe the consequences that may apply to particular categories of stockholders. Each stockholder is urged to consult his, her, or its tax advisor as to the specific tax consequences of distributions to such stockholder, including the effect of any state, local, or non-U.S. tax laws, and of changes in applicable tax laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenTrust Properties Corp.

Date:	January 19, 2018	By:	/s/ Michael E. Podboy
		Name:	Michael E. Podboy
		Title	Executive Vice President - Chief Financial Officer, Chief Investment Officer and Treasurer